                                    Three months ended        Nine months ended
                                        December 31,             December 31,
                                      1998        1997        1998         1997
                                   ---------   ---------   ----------   ----------
Net income as reported . . . . .   $ 836,000    $644,000   $2,896,000   $2,414,000
                                   =========   =========   ==========   ==========


BASIC:
    Weighted average number of
      common shares outstanding.   3,229,979   3,241,025    3,253,060    3,216,937
                                   =========   =========   ==========   ==========

  Basic net income per share . .       $0.26       $0.20        $0.89       $0.75
                                   =========   =========   ==========   ==========


DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding.   3,229,979   3,241,025    3,253,060    3,216,937
    Common stock equivalents from
      options computed on the
      treasury-stock method using
      the average fair market
      value of common stock
      outstanding during the
      period . . . . . . . . . .      92,533     176,414      120,630      163,897
                                   ---------   ---------   ----------   ----------
    Shares used in the
      computation. . . . . . . .   3,322,512   3,417,439   3,373,690     3,380,834
                                   =========   =========   ==========   ==========

  Diluted net income per share .       $0.25       $0.19        $0.86        $0.71
                                   =========   =========   ==========   ==========
